Exhibit 99.1


                      LIBERTY MEDIA AGREES TO ACQUIRE
                         ASCENT ENTERTAINMENT GROUP


      DENVER, CO, October 21, 1999 -- Liberty Media Corporation ("Liberty") and Ascent Entertainment Group, Inc. (Nasdaq: GOAL) today jointly announced that they have entered into a definitive merger agreement pursuant to which Liberty would acquire the business of Ascent in an all-stock transaction.

       In the merger, each share of common stock of Ascent will be converted into 0.4626 shares of Liberty Media Group Class A Common Stock (NYSE:
 LMG.A). Based on yesterday's closing price of LMG.A of $37 5/16 per share, in the merger Ascent shareholders will receive an aggregate of approximately $513.6 million in LMG.A shares, thus valuing each share of Ascent common stock at $17.26. The equivalent value of each share of Ascent common stock at the closing of the merger will depend on the market value of LMG.A at the closing.

      The merger will not include the Colorado Avalanche, the Denver Nuggets or the Pepsi Center. Those businesses assets will be sold to The Sturm Group for approximately $461 million pursuant to a previously announced acquisition agreement. Ascent expects that closing to occur later this month.

      Chuck Neinas, Chairman and acting CEO of Ascent, said that the Ascent Board of Directors considered a number of factors in approving the merger, including its desire to achieve value for Ascent stockholders in a tax-efficient transaction, and its belief that the prospects for Liberty Media present an excellent opportunity for Ascent stockholders.

      "Liberty has extensive relationships in video programming, interactive television and high speed data services," said Robert Bennett, President and CEO of Liberty. "Through the acquisition of Ascent, we hope to use these relationships to provide better and more comprehensive services for business and recreational travelers."

      Donaldson, Lufkin & Jenrette is acting as financial advisor to Ascent and has rendered a fairness opinion to Ascent's board of directors that the exchange ratio offered in the merger is fair, from a financial point of view, to holders of Ascent common stock.

      The closing is subject to a number of conditions, including government approvals and the approval of Ascent's shareholders, and is anticipated to occur in the first quarter of 2000.

      Ascent's principal business is providing pay-per-view entertainment and information services through its majority-owned On Command Corporation (Nasdaq: ONCO). In addition, Ascent provides satellite service and maintenance to the NBC television network in connection with its distribution of its national television feed to its local affiliates

      Liberty Media holds interests in a broad range of video programming, communications, technology and internet businesses in the United States, Europe, South America and Asia. Liberty Media Group Class A and Class B Common Stock are traded on the New York Stock Exchange under the symbols LMG.A and LMG.B, respectively.

      Certain items discussed in this press release may constitute forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 (the "Reform Act") and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Ascent or Liberty Media Group to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements, including a change in the climate for acquisitions Liberty Media Group has been making or downturn in the projected business of recently acquired operations of Liberty Media Group's other business units. Such forward-looking statements speak only as of the date of this press release. Liberty Media Group expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Liberty Media Group's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

 Contact: Vivian Carr of Liberty Media, (720) 725-5406; or Jim Cronin of Ascent Entertainment Group, (303) 308-7010

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